Exhibit 10.6

LOAN AGREEMENT

This LOAN AGREEMENT, amended as of May 12, 2006, is by and between Luna Innovations Incorporated and First National Bank, headquartered in Christiansburg, VA.

BORROWER:

Luna Innovations Incorporated, a Delaware Corporation

TYPE OF LOAN:

Revolving Line of Credit 953469

PURPOSE:

Loan proceeds may be used by the Borrower to finance working capital needs and issue Standby Letters of Credit.

AMOUNT OF LOAN:

Up to $2,500,000.00, with up to $1,000,000 available for the issuance of Letters of Credit.

INTEREST RATE:

Prime Rate Daily: Interest on the daily unpaid principal balance from date until paid in full at a rate per annum equal to the Wall Street Journal Prime Rate + 0% in effect on each respective day. During the term of this loan, the interest rate will not exceed 10.0% per annum or fall below 6.0% per annum.

LOAN AGREEMENT:

This agreement shall serve as the loan agreement

REPAYMENT TERMS:

During the term of this loan, Borrower may borrow, prepay and re-borrow under this loan so long as the maximum principal amount outstanding does not exceed the maximum amount permitted under the Borrowing Base and no default has occurred. The outstanding principal balance of the loan will be payable in full on demand or at expiration, whichever occurs first. The Revolving Line of Credit shall expire on 11/30/06. Interest on the outstanding principal balance will be due and payable monthly on the 10th day of each month. Any renewal, extension of maturity and/or expiration date, or increase in amount of this loan by the Bank shall be governed by the terms of this agreement unless otherwise agreed to by the Bank, in writing. The Bank will review the loan annually prior to expiration to determine whether the Bank will extend, modify or renew it.

Loan Agreement

COLLATERAL:

This loan is secured by a first lien Uniform Commercial Code security interest in (i) all of the Borrower’s Inventory, Equipment, Farm Products, whether now owned by Borrower or hereafter acquired, (ii) Accounts, Instruments, Documents, Chattel Paper and Other Rights to Payment, General Intangibles, Government Payments and Programs, whether presently existing or arising in the future, and (iii) all proceeds and products from the foregoing (including insurance proceeds).

ADVANCES GOVERNED BY BORROWING BASE/CONDITIONS TO EACH ADVANCE:

A Borrowing Base will govern advances up to the maximum amount of $2,500,000.00 under the Revolving Line of Credit. Upon each request, or monthly while the Line of Credit maintains a balance or Letters of Credit are issued under the Line of Credit, the Borrower will submit a Borrowing Base Certificate to the Bank together with a copy of a current aging of the Borrower’s accounts receivable, a listing of Furniture, Fixtures, and Equipment, and the Contract Backlog Report. The report will be certified as to accuracy by the Borrower’s CFO, and will be presented in the format attached hereto.

The Borrowing Base will exclude accounts receivable from affiliates and subsidiary companies, and as any accounts receivable associated with intellectual property or license revenue. Any Borrowing Base shortfall evidenced by a monthly Borrowing Base Certificate shall not exceed the amount of $300,000 for more than sixty days. To the extent the total of advances outstanding hereunder at any time exceeds the Borrowing Base by $300,000 or less than more than sixty days, Borrower shall immediately prepay this loan to such extent.

The Borrower may advance additional principal or maintain Letters of Credit under the Line of Credit according to the following calculation:

90% of Amount of Accounts Receivable* 0-60 days old
Plus,	70% of Amounts of Accounts Receivable* 61-90 days old
Plus,	60% of the net depreciated value of Furniture, Fixtures and Equipment**
Less,	Existing Principal Balance on Line of Credit plus Amount of Letters of Credit issued
Equals:	Additional Availability under Line of Credit

*	Excludes Accounts Receivable from affiliates and subsidiary companies, and as any accounts receivable associated with intellectual property or license revenue

**	The net asset value of leasehold improvements and leased equipment will be deducted from this calculation

FINANCIAL COVENANTS:

During the Term of the Loan, the Borrower will be subject to maintenance of the following financial covenants.

Loan Agreement

Compliance with the covenants will be calculated annually based upon the Borrower’s fiscal year-end financial statements.

The covenants are as follows:

•	The Borrower will maintain a minimum interest coverage ratio of 2.25:1.00. The ratio will be calculated as Numerator: Earnings Before Interest and Taxes divided by Denominator: Annual interest expense.

•	The Borrower will maintain a maximum overall debt to worth ratio of 2.0:1.0. The ratio will be calculated as Numerator: Total Liabilities divided by Denominator: Total Net Worth.

OTHER CONDITIONS/COVENANTS:

The Borrower will be subject to the maintenance of a Liquidity Covenant at all times during the term of the Revolving Line of Credit. The Liquidity Covenant is defined as follows:

•	The Borrower will maintain a minimum dollar amount of cash and cash equivalents at all times in an amount equal to the balance outstanding on the Revolving Line of Credit; however, the minimum liquidity requirement is $1,000,000, regardless of the balance outstanding on the Revolving Line of Credit, and the maximum liquidity requirement is $2,000,000, regardless of the balance outstanding on the Revolving Line of Credit.

•	Without prior approval, the Borrower will not

a.	Make a direct loan to an affiliate or subsidiary of the Borrower exceeding $500,000 annually

b.	Guaranty the debt of an affiliate or subsidiary

c.	Incur debt in excess of $200,000.00 non-First National Bank debt annually

•	The Borrower will continue to provide the Bank an assignment of life insurance in a minimum amount of $1,000,000.00 on the life of Kent A. Murphy. This assignment will cover all indebtedness of the Borrower to the Bank.

REPORTING REQUIREMENTS:

So long as the Borrower is indebted to the Bank, the Borrower shall submit to the Bank the following:

Within 120 days following the Borrower’s fiscal year end, the Borrower will deliver to the Bank its Audit quality financial statements (to include a balance sheet, income statement and

Loan Agreement

supporting schedules) prepared according to generally accepted accounting principles by an accounting firm acceptable to us.

Within 20 days after the end of each quarter, the Borrower will deliver to the Bank its internally generated financial statements, certified by the Borrower to be true and accurate.

Until the loan is repaid in full, the Borrower and each Guarantor will be obligated on a continuing basis to provide the Bank with such financial information concerning the Borrower and each Guarantor as the Bank may request from time to time.

The Borrower will immediately inform the Bank of any material change in the condition, financial or otherwise, of the Borrower and of any actual or threatened litigation, which might substantially affect the condition, financial or otherwise, of the Borrower.

INSURANCE:

At the time the loan closes and all times thereafter until the loan is paid in full, you must maintain hazard insurance on the collateral for this line of credit against such risks and in such form and amount as the Bank may require. The Bank must be named as a lender loss payee on the policy and you must provide us with an insurance certificate. A company approved by the Bank and licensed to transact business in the state in which the collateral is located must issue the insurance.

REPRESENTATIONS AND WARRANTIES:

All information that has been and continues to be furnished to the Bank is true and accurate and the Borrower has not failed to disclose any information of a material nature regarding its business or financial condition.

Borrower affirms that this agreement does not create an event of default with respect to any existing or arising agreement between Borrower and Class C Common Stock holder Carilion Health System.

All financial statements, certificates and other information furnished, or to be furnished, to the Bank are, or shall be, true and accurate; the Borrower has not failed to disclose any information that could materially affect its properties, business or financial condition; and there has occurred no material adverse change in the financial condition of the Borrower or any other person liable to the Bank for the repayment of this loan since the date of the Borrower’s most recent financial statement.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is authorized to transact business in the Commonwealth of Virginia and all necessary jurisdictions.

Loan Agreement

This loan, when accepted, and all documents and instruments to be executed and delivered to the Bank in connection with this loan and the funding thereof, shall be duly authorized, valid, enforceable and binding on the parties thereto, and shall not conflict with or constitute a breach of any other agreements or corporate documents of the Borrower.

SURVIVAL:

The terms and provisions of this loan shall survive the closing of the loan made hereunder, the delivery of all documents necessary to carry out the provision of this loan, and the funding and making of loans and disbursements hereunder.

NON-ASSIGNABLE:

This loan and the right of Borrower to receive loans hereunder may not be assigned by Borrower.

AMENDMENT AND WAIVER:

No alteration, modification, amendment or waiver of any terms and conditions of this loan, or of any of the documents required by or delivered to the Bank under this loan, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

INTEGRATION:

The terms set forth above represent the entire understanding between the Borrower and the Bank with respect to the subject matter of this loan, and this loan supersedes any prior and contemporaneous agreements, loans, discussions and understandings, oral or written, with respect to the subject matter of this loan.

Loan Agreement

The terms and conditions set forth above are accepted this 12th day of May, 2005.

First National Bank

By:	/s/ Karen W. Turner
Karen W. Turner, SVP

Luna Innovations, Inc.

By:	/s/ Scott Graeff
Scott Graeff, CFO